EXHIBIT 99.1

For Immediate Release August 1, 2016

Palatin Technologies Announces $9.25 Million Financing

CRANBURY, NJ – August 1, 2016 – Palatin Technologies, Inc. (NYSE MKT: PTN) today announced that it has priced an underwritten offering of units with anticipated gross proceeds of $9.25 million. Each unit will consist of a share of common stock and a Series H warrant to purchase 0.75 of a share of common stock. Investors whose purchase of units in the offering would result in them beneficially owning more than 9.99% of the Company's outstanding common stock following the completion of the offering will have the opportunity to acquire units with Series I prefunded warrants substituted for any common stock they would have otherwise acquired.
The units of common stock and Series H warrants will be priced at $0.675, and units of Series I prefunded warrants and Series H warrants will be priced at $0.665. The Series H warrants will be exercisable six months following the date of issuance, will expire on the fifth anniversary of the date of issuance, and have an exercise price of $0.70. The Series I prefunded warrants are immediately exercisable at par value, $0.01 per share, and expire on the tenth anniversary of the date of issuance. Upon closing the Company will issue a total of approximately 13.7 million common shares and Series I prefunded warrants exercisable for common shares, and Series H warrants to purchase approximately 10.3 million common shares.
Canaccord Genuity Inc. is acting as the sole bookrunner and Roth Capital Partners is acting as lead manager for the offering. The closing of the offering is subject to certain customary conditions, and is expected to occur on or about August 4, 2016.
Palatin Technologies intends to use the net proceeds from the offering to complete its Phase 3 clinical trials for bremelanotide for treatment of hypoactive sexual desire disorder, the dominant type of female sexual dysfunction, in premenopausal women, and for other clinical and product development activities and working capital and general corporate purposes.
The offering is being made pursuant to a shelf registration statement (File No. 333-206047) previously filed with and declared effective by the U.S. Securities and Exchange Commission (SEC). A prospectus supplement and accompanying base prospectus related to the offering will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying base prospectus can be obtained through the website of the SEC at www.sec.gov. When available, copies of the prospectus supplement and the accompanying base prospectus may also be obtained by contacting the Syndicate Department of Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, or by telephone/email at (800) 225-6201/prospectus@canaccordgenuity.com.
This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.
About Palatin Technologies
Palatin Technologies, Inc. is a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential. Palatin's strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at http://www.palatin.com.
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Forward-looking Statements
Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc. such as statements about clinical trial results, potential actions by regulatory agencies, financings and the need for additional financings, and projected operations are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, the availability of suitable financing on acceptable terms, results of nonclinical, preclinical and toxicology studies, result of clinical trials, regulatory actions by the FDA and the need for regulatory approvals, regulatory actions by the USPTO, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.
Palatin Technologies Investor Inquiries:
Stephen T. Wills, CPA, MST
Chief Operating Officer / Chief Financial Officer
Tel: (609) 495-2200 / info@palatin.com

Palatin Technologies Media Inquiries:
Paul Arndt, MBA, LifeSci Advisors, LLC
Managing Director
Tel: (646) 597-6992 / Paul@LifeSciAdvisors.com
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